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                   U.S. SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549


                                 FORM 12B-25


                         NOTIFICATION OF LATE FILING

                               SEC FILE NUMBER
                                   0-26072

                                CUSIP NUMBER
                                  932723109


[X] Form 10-K and  [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and [ ] Form N-SAR
    Form 10-KSB                                    Form 10-QSB


     For Period Ended:  DECEMBER 31, 1996
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     [  ]    Transition Report on Form 10-K
     [  ]    Transition Report on Form 20-F
     [  ]    Transition Report on Form 11-K
     [  ]    Transition Report on Form 10-Q
     [  ]    Transition Report on Form N-SAR

     For the Transition Period Ended:  ___________________________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________________________________________________

PART I - REGISTRANT INFORMATION

     Full Name of Registrant

      WALNUT FINANCIAL SERVICES, INC.
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     Former name, if applicable


     ___________________________________________________________________________


     Address of Principal Executive Office (Street and Number)

     8000 TOWERS CRESCENT DRIVE, SUITE 1070
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     City, State and Zip Code VIENNA, VIRGINIA  22182
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PART II - RULES 12b-15(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 11-K, 20-F, 10-Q, Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed period.

      The registrant was unable to file a complete Annual Report on Form 10-K for its fiscal year ended December 31, 1996 because of certain delays resulting from the resignation of an executive officer of a significant subsidiary of registrant.

PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

          ROBERT F. MAUER             (703) 448-3771
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              (Name)               (Area Code) (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                             [X] Yes     [  ] No



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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [ ] Yes     [X] No





                       WALNUT FINANCIAL SERVICES, INC.
          ---------------------------------------------------------
                (Name of Registrant as specified in its charter)


has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  March 31, 1997                  By: /s/ ROBERT F. MAUER
        ----------------------             -----------------------
                                        Name:   Robert F. Mauer
                                        Title:  Treasurer





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